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                             [SNODGRASS LETTERHEAD]

                                                                   EXHIBIT 23(c)




                        CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in the Joint Proxy Statement/Prospectus which is part of this Registration Statement of Citizens Bancshares, Inc. on Form S-3 of our report dated January 16, 1998 (relating to the consolidated financial statements of Century Financial Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997) which is incorporated by reference in Form 8-K and Form 8-K/A filed by Citizens Bancshares, Inc. dated June 25, 1998.

We also consent to the reference to us under the heading "Experts" in such Joint Proxy Statement/Prospectus.


S.R. Snodgrass, A.C.

Wexford, PA
September 21, 1998